Exhibit 10.1

July 25, 2014 Brent Novak Acting Chief Financial Officer	Ixia 26601 W. Agoura Road Calabasas, CA. 91302 Tel: +1-818-871-1800 Fax: 818-871-1805 www.ixiacom.com

Dear Brent,

On behalf of Ixia (“Ixia” or the “Company”), I am pleased to communicate certain compensation and benefits that the Company will provide you in consideration of your new role as Acting Chief Financial Officer.

Base Salary: Your new biweekly salary will be $11,538.47 ($300,000 annualized), effective retroactively to March 4, 2014 and payable in accordance with Ixia’s payroll policies as in effect from time to time. Ixia may change your salary in the future at Ixia’s discretion, but we will discuss any salary reduction with you before it goes into effect.

Bonus Opportunity: You will be eligible to participate in any 2014 Senior Officer Bonus Plan that Ixia’s Board of Directors implements (the “Bonus Plan”) based on an at-target bonus opportunity equal to 60% of your annual base salary. However, any bonus payable to you under the Bonus Plan will be prorated in the following manner: (i) the portion of 2014 for which you serve as Acting Chief Financial Officer will be based on such 60% at-target bonus opportunity, and (ii) the portion(s) of 2014 for which you do not serve as Acting Chief Financial Officer will be based on your at-target bonus opportunity at that time. Any bonus payable to you under the Bonus Plan will be paid in accordance with the terms and conditions of the Bonus Plan. You acknowledge that no set bonus for any year, including 2014, is guaranteed.

Proposed RSU Grant: As part of your compensation package, I will recommend to the Compensation Committee of Ixia’s Board of Directors (the “Compensation Committee”) that it award you 20,000 restricted stock units (“RSUs”) under Ixia’s Second Amended and Restated 2008 Equity Incentive Plan (the “Plan”) when the Compensation Committee next makes grants of RSUs to other executive officers of the Company. 3,750 RSUs will vest on the 15th day of the second calendar month of the calendar quarter following the Compensation Committee’s award of the grant, provided that you are an employee of the Company on that date). The remaining 16,250 RSUs will vest in 13 equal quarterly installments of 1,250 RSUs each commencing on the 15th day of the second month of each calendar quarter thereafter as long as you remain an employee of the Company. Any such RSUs will be subject to the terms and provisions of the Plan and the agreement between you and the Company that evidence such RSUs.

Severance Benefits: In the event that Ixia terminates your employment with the Company without Cause (as defined below), then (a) Ixia will continue to pay you your base salary (at your then-current annual base salary rate) through the nine-month anniversary of the date on which your employment terminates, and (b), prior to the end of that nine-month period, Ixia will pay you an additional amount equal to the average of the three annual bonus awards earned by you for services rendered to the Company during the three calendar years immediately preceding the year in which such termination occurs (except that, if your termination occurs after the end of a calendar year but before the Company has determined the bonus award that you earned for that year, then Ixia will instead use the three calendar years immediately prior to that year for purposes of this calculation). For the avoidance of doubt, the term “bonus awards,” as used herein, refers to monetary awards under an Ixia employee bonus plan or an Ixia officer bonus plan, and does not refer to any other monetary awards or any non-monetary awards. Any payments described in this paragraph will be payable in accordance with Ixia’s payroll policies as in effect at that time, and will be subject to any required tax withholdings and deductions.

Letter to Brent Novak

July 25, 2014

Ixia will provide you with written notification of your right to a continuation of insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). If you elect such COBRA coverage, and provided that Ixia terminated your employment with the Company without Cause and you are entitled to the continuation of your base salary under the preceding paragraph, then Ixia will pay for the first six months of your premium for such COBRA coverage. Thereafter, you will be solely responsible for the cost of any continued COBRA coverage in accordance with the provisions of COBRA.

Notwithstanding anything herein to the contrary: (i) the severance benefits described above will be subject to your execution of a severance agreement and release reasonably satisfactory to Ixia; (ii) you shall not for any purpose be deemed an employee of Ixia after the date of such termination; and (iii) in the event you do not execute the severance agreement and release described herein in a timely manner after Ixia provides that agreement to you in writing, you shall forfeit your right to any and all severance benefits described above.

For purposes of this letter, “Cause” for your termination by Ixia will exist at any time after the happening of one or more of the following events following the date of this letter: (a) willful refusal or failure by you to follow one or more important Ixia policies; (b) any conduct by you amounting to gross incompetence; (c) refusal or failure by you, within 30 days after written notice, to perform material, appropriate duties; (d) your embezzlement, misappropriation of any property or other asset of Ixia, or misappropriation of a corporate opportunity of Ixia; (e) your conviction for, or the entering of a plea of nolo contendere with respect to, any felony whatsoever or for any misdemeanor involving moral turpitude; (f) your unlawful use (including being under the influence of) or possession of illegal drugs on Ixia’s premises; (g) any breach by you of any nondisclosure or proprietary agreement, or any other agreement, with Ixia; or (h) your death or any condition that substantially impairs your ability to perform your employment obligations for at least 90 consecutive work days or for any 90 work days during any 180-day period.

As with every Ixia employee, you reserve the right to terminate your employment at any time and we reserve the right, in our discretion, to terminate your employment at will, with immediate effect, for any reason or no reason, and without any liability for compensation or damages (except for any severance benefits expressly identified above).

Except as expressly modified by this letter, the terms and conditions of your employment with the Company will remain in full force and effect.

This letter and the rights and obligations of the parties hereto will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California. By signing below, you irrevocably consent to the exclusive jurisdiction of the courts of the State of California and/or the federal courts situated in the State of California in connection with any action, dispute, or claim you may have against Ixia arising out of your employment with Ixia, including the termination of such employment.

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Ixia | 26601 W. Agoura Road | Calabasas, CA. 91302 | Tel: +1-818-871-1800 | Fax: 818-871-1805 | www.ixiacom.com

Letter to Brent Novak

July 25, 2014

Brent, I want to thank you for stepping up into the role of Acting Chief Financial Officer. Your ongoing dedication and contribution to the Company is greatly appreciated.

Please acknowledge your acceptance of this amendment to the terms and conditions of your employment with Ixia by signing and dating this letter where indicated below and returning such signed copy to me no later than July 26, 2014.

Sincerely,
/s/ Errol Ginsberg
Errol Ginsberg
Acting Chief Executive Officer and Chief Innovation Officer

Acknowledged and Accepted:
/s/ Brent Novak	Date: August 4, 2014
Brent Novak

Ixia | 26601 W. Agoura Road | Calabasas, CA. 91302 | Tel: +1-818-871-1800 | Fax: 818-871-1805 | www.ixiacom.com